Exhibit 21.1

Beasley Broadcast Group, Inc.

Subsidiaries

(State of incorporation)

Beasley Mezzanine Holdings, LLC (DE)

Beasley Media Group, Inc. (DE)

Beasley-Reed Acquisition Partnership (DE)

Beasley Media Group, LLC (DE)

WDAS License Limited Partnership (DE)

WKIS License Limited Partnership (DE)

WQAM License Limited Partnership (DE)

WPOW License Limited Partnership (DE)

WXTU License Limited Partnership (DE)

Greater Media, Inc. (DE)

Greater Jersey Press, Inc. (NJ)

Greater Media Holdco, LLC (DE)

Greater Media Radio, Inc. (DE)

Greater Boston Radio, Inc. (DE)

Charles River Broadcasting Company (MA)

Five Long Oak Corporation (CA)

Greater Media Charlotte, Inc. (NC)

Greater Philadelphia Radio, Inc. (DE)

Greater Media Services, Inc. (NJ)

Motower Multilink Corporation (DE)

Reed Properties Corporation (DE)

The Sentinel Publishing Co. (NJ)

Atlantic Broadcasting Corporation (NJ)

Jersey Shore Broadcasting Corporation (NJ)

High Mountain Tower, Inc. (NJ)